Exhibit 3.1A
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DSCB: 15-1915 (Rev. 90)
P.O. NALY COMPANY, PGH., PA 15219

Microfilm Number	Filed with the Department of State on MAY 02 1996

Entity Number 112672	/s/ Yvette Kane

Secretary of the Commonwealth
ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
     In compliance with the requirements of 15 Pa. C.S. § 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.	The name of the corporation is: Erie Indemnity Company

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	100 Erie Insurance Place	Erie	PA	16530	Erie

	Number and Street	City	State	Zip	County

(b)	c/o:

		Name of Commercial Registered Office Provider			County
For a corporation represented by a commercial registered office provider, the county in (a) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.	The statute by or under which it was incorporated is: An Act to provide for the incorporation and regulation of certain corporations approved April 29, 1874

4.	The date of its incorporation is: April 17, 1925

5.	(Check, and if appropriate complete, one of the following):
     ☑ The amendment shall be effective upon filling these Articles of Amendment in the Department of State.
     ☐ The amendment shall be effective on:                           at
Date                    Hour

6.	(Check one of the following):
     ☑ The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. § 1914(a) and (b).
     ☐ The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c).

7.	(Check, and if appropriate complete, one of the following):
     ☐ The amendment adopted by the corporation, set forth in full, is as follows:
     ☑ The amendment adopted by the corporation as set forth in full in Exhibit A attached hereto and made a part hereof.
[MAY- 2 96
PA Dept of State stamp]

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DSCS:15-1915 (Rev 90) - 2

8.	Check if the amendment restates the Articles):
     ☐ The restated Articles of incorporation supersade the original Articles and all amendments thereto.
     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 1st day of May, 1996.

Erie Indemnity Company (Name of Corporation)
By:	/s/ Jan R. Van Gorder
Jan R. Van Gorder (Signature)
	TITLE:	Executive Vice President, Secretary and General Counsel

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EXHIBIT A
Article 7th of the Articles of Incorporation of the Company is hereby amended so that, as amended, said Article 7th shall read in its entirety as follows:
     “7.(a) The aggregate number of shares which the Corporation shall have authority to issue is Seventy Five Million (75,000,000) shares of Common Stock of no par value divided into Seventy Four Million Nine Hundred Ninety Six Thousand Nine Hundred Thirty (74,996,930) shares of Class A Common Stock (the “Class A Common Stock”) and Three Thousand Seventy (3,070) shares of Class B Common Stock (the “Class B Common Stock”), each share of Class A Common Stock to have a stated value of $.0292 per share and each share of Class B Common Stock to have a stated value of $70.00 per share.
     (b) Each share of Class A Common Stock outstanding at the time of the declaration of any dividend upon shares of Class B Common Stock shall be entitled to a dividend payable at the same time, to shareholders at the same record date, and in an amount at least equal to two-thirds of one percent of any dividend declared upon each share of Class B Common Stock. The Corporation may declare and pay a dividend in respect of the class A Common Stock without any requirement that any dividend be declared and paid in respect of the Class B Common Stock. Under Section 1521(b)(3) of the Pennsylvania Business Corporation Law of 1988, the holders of Class A Common stock shall have a specifically enforceable right to the declaration and payment of dividends as provided herein.
     (c) Upon written request by the holder of any share of Class B Common stock and upon delivery to the Secretary of the Corporation of the certificate for any such share, the Corporation shall cancel said certificate and the shares represented thereby and issue to the owner thereof Two Thousand Four Hundred (2,400) shares of Class A Common Stock for each share of Class B Common Stock thus cancelled. Any share of Class B Common Stock thus cancelled shall not be reissued.
     (d) Sole voting power is vested in the Class B Common Stock, and only the holders thereof shall be entitled to cast any vote in any meeting or informal action except insofar as any applicable law shall permit Class A Common Stock to vote as a class in regard to any change in the rights, preferences and privileges attaching to said Class A Common stock. Every holder of record of Class B shares shall have the right, at every meeting of holders of Class B shares, to one vote for each share standing in his name on the books of the Corporation, and no shareholder shall have any right to cumulate his votes in the election of directors.
     (e) Except as provided in subparagraph (c) hereof, the Corporation shall not issue any Class A Common Stock for cash without first offering said shares pro rata to the holders of Class A Common Stock then outstanding, at definite price at not less than the par or the stated value thereof and upon terms duly fixed by the Board of Directors of the Corporation. Such Class A Common stock which has been thus offered and which has not been subscribed for by said shareholders within the time duly fixed by the Board of Directors of the Corporation, may

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be offered thereupon to any person or persons at a price and upon terms not more favorable than those at which said shares were offered to such existing shareholders; and
     (f) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of each outstanding share of Class A Common Stock and Class B Common Stock shall have the right to receive his ratable share of the assets and surplus funds of the Corporation available for distribution to shareholders, with each share of Class B Common Stock receiving the amount to which it would be entitled assuming each share of Class B Common Stock has been converted into Two Thousand Four Hundred (2,400) shares of Class A Common Stock. With respect to any such distribution, the shares of Class A Common Stock and class B Common Stock shall rank ratably equal.”
mttdoc.res.25b